For More Information:	FOR RELEASE
Craig M. Koven	April 27, 2009
Communications Manager	4:01 p.m. ET
(800) CELADON Ext. 7041
317-972-7041 Direct
317-408-4859 Mobile
ckoven@celadongroup.com

CELADON GROUP REPORTS THIRD FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group, Inc. (NASDAQ:CLDN) today reported its financial and operating results for the three and nine months ended March 31, 2009, the third fiscal quarter of the Company's fiscal year ending June 30, 2009.

Revenue for the quarter decreased 23.0% to $106.9 million in the 2009 quarter from $138.9 million in the 2008 quarter. Freight revenue, which excludes fuel surcharges, was down 14.4% to $96.2 million in the 2009 quarter from $112.4 million in the 2008 quarter. Net income decreased to a loss of $2.1 million in the 2009 quarter from income of $0.1 million in the 2008 quarter. Earnings per diluted share decreased to a loss of $0.10 in the 2009 quarter from income of $0.01 in the 2008 quarter.

For the nine months ended March 31, 2009 revenue decreased 9.2% to $373.4 million from $411.3 million for the same period last year. Freight revenue, which excludes fuel surcharges, was down 10.8% to $304.0 million in 2009 from $340.8 million for the same period last year. Net income decreased 45.5% to $2.4 million in 2009 from $4.4 million for the same period last year. Earnings per diluted share decreased by 42.1% to $0.11 in 2009 from $0.19 for the same period last year.

Celadon Chairman and CEO Steve Russell commented on the March 2009 quarter, "The 10 cents per share loss was the first loss in over seven years. The losses were sustained in January and February, with a profit earned in the month of March. Although the March quarter is traditionally the slowest from a seasonal perspective, January and February 2009 financial results were heavily impacted by major declines in freight volumes between the U.S. and Mexico and Canada. U.S. government surface transportation statistics indicate a decline of 27% for the month of January 2009 versus January 2008. A decline in U.S. imports, relating to the weakness of the U.S. economy, we believe was a principal factor. Secondly, the decline in the value of the Mexican peso, from 10 pesos to the U.S. dollar to 14 pesos to the dollar, adversely impacted U.S. exports to Mexico. This dramatic decline in the peso's value hurt Mexican imports in the period, but we believe will have a positive impact on its exports in the future. At the current exchange rate, Mexico has become much more competitive with China.

In total, billed miles in the quarter for the Company declined by about 11%, when compared with prior year, with billed miles for movements between the U.S. and Mexico and Canada having declined by 26%, while domestic U.S. billed miles improved by 2.4%. The 26% decline in international freight had an adverse impact on earnings per share of approximately 15 cents between the March 2009 and March 2008 quarters.

Rates per loaded mile declined about 2% between the two quarters relating to the overall freight environment, where supply has continued to exceed demand.

On the positive side, our efforts related to fuel conservation continues to make progress, with improvements in miles per gallon resulting from these efforts. Our efforts in the fuel efficiency area allowed us to achieve the highest possible score, and an Excellence Award from the EPA SmartWay Partnership. Further, reductions in staff, freezing of salaries, and implementation of a 'hiring frost' have contributed to a lower cost structure for the company.

We are pleased with the results of the acquisition of certain assets of Continental Express in early December 2008. The addition of some excellent customers has contributed to our domestic U.S. miles in the quarter being up about 2% from the March 2008 quarter despite a meaningful decline in total industry truckload moves compared with last year. We have retained the intermodal business of Continental Express, and now, for the first time in Celadon's history, we are providing intermodal service to our customers. We have opened a Little Rock facility, and have succeeded in disposing of a meaningful group of the tractors acquired in the transaction.

From a financial standpoint, our balance sheet remains strong with balance sheet debt of only $59.3 million at March 31, 2009. With $50.4 million available on our bank revolving credit line at March 31, 2009, coupled with our current cash flow from operations, we are comfortable with our liquidity position."

Conference Call Information

An investor conference call is scheduled for Tuesday at 10:00 a.m. ET. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in the question-and-answer exchange, dial 866-700-7173 (international calls 617-213-8838) pin number 44626432 a few minutes prior to the starting time. A replay will be available through June 28 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 49426916.

This call is being webcast by CCBN and can be accessed on Celadon's web site at http://www.celadongroup.com.  Any statistical and financial information that is discussed during the conference call also will be available at http://www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets, and Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects,"  “intends,” expects," “plans,” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in forward-looking statements.  In this press release, the statements relating to our liquidity position are forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.  Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings.  Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.
- tables follow -

Consolidated Balance Sheets
(Dollars in thousands, except par value)

	March 31, 2009	June 30, 2008
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$2,781	$2,325
Trade receivables, net of allowance for doubtful accounts of $1,079 and $1,194 at March 31, 2009 and June 30, 2008, respectively	48,471	69,513
Prepaid expenses and other current assets	12,590	16,697
Tires in service	4,047	3,765
Income tax receivable	874	5,846
Deferred income taxes	3,734	3,035
Total current assets	72,497	101,181
Property and equipment	252,414	270,832
Less accumulated depreciation and amortization	69,091	64,633
Net property and equipment	183,323	206,199
Tires in service	1,374	1,483
Goodwill	19,137	19,137
Other assets	1,292	1,335
Total assets	$277,623	$329,335

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,858	$6,910
Accrued salaries and benefits	10,272	11,358
Accrued insurance and claims	9,504	9,086
Accrued fuel expense	6,017	12,170
Other accrued expenses	11,360	11,916
Current maturities of long-term debt	1,048	8,290
Current maturities of capital lease obligations	6,608	6,454
Total current liabilities	51,667	66,184
Long-term debt, net of current maturities	14,661	45,645
Capital lease obligations, net of current maturities	37,019	42,117
Deferred income taxes	33,202	31,512
Minority interest	25	25
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,842,177 and 23,704,046 shares at March 31, 2009 and June 30, 2008, respectively	787	782
Treasury stock at cost; 1,744,245 and 1,832,386 shares at March 31, 2009 and June 30, 2008, respectively	(12,025)	(12,633)
Additional paid-in capital	96,369	95,173
Retained earnings	63,270	60,881
Accumulated other comprehensive loss	(7,352)	(351)
Total stockholders' equity	141,049	143,852
Total liabilities and stockholders' equity	$277,623	$329,335

Key Operating Statistics

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2009	2008	2009	2008
Average revenue per loaded mile (*)	$1.455	$1.501	$1.484	$1.502
Average revenue per total mile (*)	$1.293	$1.341	$1.322	$1.344
Average revenue per tractor per week (*)	$2,136	$2,661	$2,365	$2,688
Average miles per tractor per week	1,652	1,984	1,789	2,000
Average line-haul tractors	2,888	2,713	2,757	2,701
Tractors at end of period (**)	3,169	3,010	3,169	3,010
Trailers at end of period (**)	10,041	8,927	10,041	8,927
Operating Ratio (*)	101.9%	97.9%	96.9%	96.1%

*Freight revenue excluding fuel surcharge.
** Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2009	2008	2009	2008
Revenue:
Freight revenue	$96,152	$112,401	$303,979	$340,779
Fuel surcharges	10,725	26,489	69,412	70,499
	106,877	138,890	373,391	411,278

Operating expenses:
Salaries, wages, and employee benefits	36,990	40,231	116,144	117,396
Fuel	22,146	41,421	100,093	112,466
Operations and maintenance	8,711	9,832	26,944	27,434
Insurance and claims	3,505	3,656	10,374	11,704
Depreciation and amortization	10,123	8,408	26,802	23,833
Revenue equipment rentals	7,774	6,376	20,814	20,025
Purchased transportation	12,469	19,362	40,989	62,927
Costs of products and services sold	1,486	1,426	4,620	4,862
Communications and utilities	1,386	1,302	3,734	3,785
Operating taxes and licenses	2,424	2,318	7,148	6,718
General and other operating	1,733	2,232	6,293	7,001
Total operating expenses	108,747	136,564	363,955	398,151

Operating income (loss)	(1,870)	2,326	9,436	13,127

Other (income) expense:
Interest income	(15)	(77)	(26)	(102)
Interest expense	776	1,266	2,901	3,777
Other expense, net	60	42	47	152
Income (loss) before income taxes	(2,691)	1,095	6,514	9,300
Provision (benefit) for income taxes	(613)	946	4,124	4,927
Net income (loss)	$(2,078)	$149	$2,390	$4,373

Earnings (loss) per common share:
Diluted earnings per share	$(0.10)	$0.01	$0.11	$0.19
Basic earnings per share	$(0.10)	$0.01	$0.11	$0.19
Average shares outstanding:
Diluted	21,792	21,910	21,955	22,852
Basic	21,792	21,722	21,706	22,607